EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
VIALOG Corporation:

   We consent to the incorporation by reference herein of our report dated February 29, 2000, relating to the consolidated balance sheets of VIALOG Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K/A of VIALOG Corporation and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus and registration statement on Form F-4 (No. 333-55392) which is made a part of this March 23, 2001 Form F-4 Registration Statement of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 for the registration of its ordinary shares.

/s/ KPMG LLP

Boston, Massachusetts
March 22, 2001